Explanatory Note: The consent set forth below corrects a typographical error contained in the Consent of Independent Registered Public Accounting Firm in Exhibit 23.1 to the Service Corporation International Form 10-K filed on February 14, 2014.
Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (Nos. 333-67800, 333-50084, 333-33101, 333-19863, 333-82475, 333-119681, 333-142843 and 333-174619) and Form S-3 ASR (No. 333-184087) of Service Corporation International of our report dated February 14, 2014 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in the Service Corporation International Form 10‑K filed February 14, 2014.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
April 25, 2014